Exhibit 99.01

Contacts:	Investors	Media
	Kim Watkins	Diane Carlini
	Intuit Inc.	Intuit Inc.
	650-944-3324	650-944-6251
	kim_watkins@intuit.com	diane_carlini@intuit.com

Intuit Second-quarter Revenue Increased 15 Percent: QuickBooks Subscribers Up 51 Percent

Company Reiterates Full-year Revenue and Operating Income Outlook

MOUNTAIN VIEW, Calif. - Feb. 22, 2018 - Intuit Inc. (Nasdaq: INTU) announced financial results for the second quarter of fiscal 2018, which ended Jan. 31.
“We've reached the midway point of our fiscal year. Strong growth across our businesses during the second quarter gives us confidence we’re on pace to deliver for the full year,” said Brad Smith, Intuit’s chairman and chief executive officer.
“Tax season is in full swing and we're laser focused on executing with excellence until the April 17 tax filing deadline. In our Small Business and Self-Employed Group, subscriber growth continues at a rapid pace and remains strong across geographies," said Smith.
Financial Highlights
For the second quarter, Intuit:

•	Grew revenue to $1,165 million, up 15 percent.

•	Grew TurboTax e-filed returns 2 percent through Feb. 16.

•	Increased Small Business and Self-Employed Online Ecosystem revenue by 39 percent.

•	Added approximately 275,000 QuickBooks Online subscribers in the quarter, reaching more than 2.8 million worldwide.

•	Within QuickBooks Online, grew Self-Employed subscribers to roughly 490,000, up from 425,000 last quarter, and 180,000 one year ago.
Unless otherwise noted, all growth rates refer to the current period versus the comparable prior-year period, and the business metrics and associated growth rates refer to worldwide business metrics.
Snapshot of Second-quarter Results

GAAP				Non-GAAP
	Q2 FY18	Q2 FY17	Change	Q2 FY18	Q2 FY17	Change
Revenue	$1,165	$1,016	15%	$1,165	$1,016	15%
Operating Income (Loss)	$20	$22	(9)%	$120	$106	13%
Earnings (Loss) Per Share	$(0.08)	$0.05	NM	$0.35	$0.26	35%
NM = Not meaningful
Dollars are in millions, except earnings per share. See “About Non-GAAP Financial Measures” below for more information regarding financial measures not prepared in accordance with Generally Accepted Accounting Principles (GAAP).

On Feb. 9 the company announced a shift in quarterly outlook citing the late opening to the tax season and reaffirmed full-year revenue and operating income guidance. Intuit also raised full year earnings per share guidance due to new U.S. tax legislation.
Business Segment Results
Small Business & Self-Employed Group

•	Grew total segment revenue by 19 percent.

•	Increased U.S. subscribers 47 percent to approximately 2.2 million and grew international subscribers 69 percent to approximately 630,000.

•	Launched a new brand campaign "QuickBooks: Backing You.” to raise QuickBooks brand awareness and drive more prospective customers to Intuit.com.
Consumer and Strategic Partner Groups

•	Grew Consumer Group revenue by 12 percent.

•	Introduced TurboTax Live, leveraging one-way video technology, giving customers access to an expert so they have the confidence they need to complete a return on their own.

•	Built an end-to-end expert platform that enables approximately 2,000 certified public accountants and enrolled agents to serve customers.

•
Launched Turbo, providing customers with a full view of their overall financial health by combining a credit score, verified income data and a debt-to-income ratio to show customers where they truly stand. Customers can transfer their tax data into a Turbo account when they complete their return this season.

•	In the Strategic Partner Group, professional tax revenue of $95 million.

Capital Allocation Summary
In the second quarter the company:

•	Completed three acquisitions with cash and other consideration totaling approximately $400 million.

•	Repurchased $83 million of shares, with $1.3 billion remaining on the authorization.

•	Received board approval for a $0.39 per share dividend for the second quarter of fiscal 2018, payable on April 18, 2018, an increase of 15 percent over last year.
"When considering how to leverage the benefits from tax legislation change, we apply our financial principles as we take a disciplined approach to capital management," said Michelle Clatterbuck, Intuit's chief financial officer. "We’ll continue to assess investment opportunities as we revisit our long-term plan."
Forward-looking Guidance
Intuit announced guidance for the third quarter of fiscal year 2018, which ends April 30. The company expects:

•	Revenue of $2.785 billion to $2.835 billion, growth of 10 to 12 percent.

•	GAAP operating income of $1.535 billion to $1.555 billion.

•	Non-GAAP operating income of $1.635 billion to $1.655 billion.

•	GAAP diluted earnings per share of $4.32 to $4.37.

•	Non-GAAP diluted earnings per share of $4.57 to $4.62.

Intuit affirmed guidance for full fiscal year 2018. The company expects:

•	Revenue of $5.640 billion to $5.740 billion, growth of 9 to 11 percent.

•	GAAP operating income of $1.485 billion to $1.535 billion, growth of 6 to 10 percent.

•	Non-GAAP operating income of $1.885 billion to $1.935 billion, growth of 9 to 12 percent.

•	GAAP diluted earnings per share of $4.20 to $4.30, growth of 13 to 16 percent.

•	Non-GAAP diluted earnings per share of $5.30 to $5.40, growth of 20 to 22 percent.

•	QuickBooks Online subscribers of 3.275 million to 3.375 million.
This guidance is based on a GAAP tax rate of 26 percent and a non-GAAP tax rate of 27 percent.
Conference Call Details

Intuit executives will discuss the financial results on a conference call at 1:30 p.m. Pacific time on Feb. 22. To hear the call, dial 844-246-4601 in the United States or 703-639-1172 from international locations. No reservation or access code is needed. The conference call can also be heard live at http://investors.intuit.com/Events/default.aspx. Prepared remarks for the call will be available on Intuit’s website after the call ends.
Replay Information
A replay of the conference call will be available for one week by calling 855-859-2056, or 404-537-3406 from international locations. The access code for this call is 3193027.
The audio webcast will remain available on Intuit’s website for one week after the conference call.
About Intuit

Intuit’s mission is to Power Prosperity Around the World. Our global products and platforms, including TurboTax, QuickBooks, Mint and Turbo, are designed to empower consumers, self-employed, and small businesses to improve their financial lives, finding them more money with the least amount of work, while giving them complete confidence in their actions and decisions. Our innovative ecosystem of financial management solutions serves 46 million customers worldwide, unleashing the power of many for the prosperity of one. Please visit us for the latest news and in-depth information about Intuit and its brands and find us on Facebook.

About Non-GAAP Financial Measures
This press release and the accompanying tables include non-GAAP financial measures. For a description of these non-GAAP financial measures, including the reasons management uses each measure, and reconciliations of these non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with Generally Accepted Accounting Principles, please see the section of the accompanying tables titled "About Non-GAAP Financial Measures" as well as the related Table B1, Table B2, and Table E. A copy of the press release issued by Intuit today can be found on the investor relations page of Intuit's website.
Cautions About Forward-looking Statements
This press release contains forward-looking statements, including forecasts of expected growth and future financial results of Intuit and its reporting segments; Intuit’s prospects for the business in fiscal 2018 and beyond; expectations regarding timing and growth of revenue for each of Intuit’s reportable segments and from current or future products and services; expectations regarding customer growth; expectations regarding changes to our products and their impact on Intuit’s business; expectations regarding the amount and timing of any future dividends or share repurchases; expectations regarding the impact of newly passed US tax legislation on Intuit's business and its corporate tax rate; expectations regarding availability of our offerings; expectations regarding the impact of our strategic decisions on Intuit’s business; and all of the statements under the heading “Forward-looking Guidance”.

Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause our actual results to differ materially from the expectations expressed in the forward-looking statements. These factors include, without limitation, the following: inherent difficulty in predicting consumer behavior; difficulties in receiving, processing, or filing customer tax submissions; consumers may not respond as we expected to our advertising and promotional activities; changes in the total number of tax filings that are submitted to government agencies due to economic conditions or otherwise; the competitive environment; governmental encroachment in our tax businesses or other governmental activities or public policy affecting the preparation and filing of tax returns; our ability to innovate and adapt to technological change and global trends; our ability to adequately protect our intellectual property rights; our ability to develop and maintain brand awareness and our reputation; disruptions, expenses and risks associated with our acquisitions and divestitures; we may issue additional shares in an acquisition causing our number of outstanding shares to grow; any failure to properly use and protect personal customer or employee information and data; a security breach could result in third-party access to confidential customer, employee and business information; privacy and cybersecurity concerns relating to our offerings, or online offerings in general; any failure to process transactions effectively or to adequately protect against potential fraudulent activities; any loss of confidence in using our software as a result of publicity regarding such fraudulent activity; availability of our products and services could be impacted by business interruption or failure of our information technology and communication systems; our ability to develop, manage and maintain critical third-party business relationships; our ability to attract, retain and develop highly skilled employees; any significant product accuracy or quality problems or delays; any problems with implementing upgrades to our customer facing applications and supporting information technology infrastructure; increased risks associated with international operations; increases in or changes to government regulation of our businesses; the cost of, and potential adverse results in, litigation involving intellectual property, antitrust, shareholder and other matters; the seasonal and unpredictable nature of our revenue; unanticipated changes in our income tax rates; adverse global economic conditions; amortization of acquired intangible assets and impairment charges; our use of significant amounts of debt to finance acquisitions or other activities; any lost revenue opportunities or cannibalization of our traditional paid franchise due to our participation in the Free File Alliance; and changes in the amounts or frequency of share repurchases or dividends. More details about the risks that may impact our business are included in our Form 10-K for fiscal 2017 and in our other SEC filings. You can locate these reports through our website at http://investors.intuit.com. Forward-looking statements are based on information as of February 22, 2018, and we do not undertake any duty to update any forward-looking statement or other information in these materials.

TABLE A
INTUIT INC.
GAAP CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	January 31, 2018	January 31, 2017	January 31, 2018	January 31, 2017
Net revenue:
Product	$316	$299	$635	$596
Service and other	849	717	1,416	1,198
Total net revenue	1,165	1,016	2,051	1,794
Costs and expenses:
Cost of revenue:
Cost of product revenue	36	37	60	66
Cost of service and other revenue	207	166	377	317
Amortization of acquired technology	3	3	5	6
Selling and marketing	469	405	777	688
Research and development	286	243	579	489
General and administrative	143	140	288	266
Amortization of other acquired intangible assets	1	—	2	1
Total costs and expenses [A]	1,145	994	2,088	1,833
Operating income (loss)	20	22	(37)	(39)
Interest expense	(6)	(11)	(11)	(20)
Interest and other income (expense), net	5	(1)	8	(3)
Income (loss) before income taxes	19	10	(40)	(62)
Income tax provision (benefit) [B]	40	(3)	(2)	(45)
Net income (loss)	$(21)	$13	$(38)	$(17)

Basic net income (loss) per share	$(0.08)	$0.05	$(0.15)	$(0.07)
Shares used in basic per share calculations	256	257	256	257

Diluted net income (loss) per share	$(0.08)	$0.05	$(0.15)	$(0.07)
Shares used in diluted per share calculations	256	260	256	257

Cash dividends declared per common share	$0.39	$0.34	$0.78	$0.68
See accompanying Notes.

INTUIT INC.
NOTES TO TABLE A

[A]	The following table summarizes the total share-based compensation expense that we recorded in operating income (loss) for the periods shown.

	Three Months Ended		Six Months Ended
(in millions)	January 31, 2018	January 31, 2017	January 31, 2018	January 31, 2017
Cost of revenue	$13	$2	$16	$4
Selling and marketing	25	22	50	47
Research and development	30	29	69	65
General and administrative	26	28	56	54
Total share-based compensation expense	$94	$81	$191	$170

[B]
We compute our provision for or benefit from income taxes by applying the estimated annual effective tax rate to income or loss from recurring operations and adding the effects of any discrete income tax items specific to the period.

Tax Cuts and Jobs Act
The Tax Cuts and Jobs Act (Tax Act) was enacted on December 22, 2017 and reduces the U.S. statutory federal corporate tax rate from 35% to 21%. The effective date of the tax rate change is January 1, 2018. With our fiscal year ending July 31, the change will result in a blended lower U.S. statutory federal rate of 26.9% for fiscal year 2018. As a result, we adjusted our annual effective tax rate for the three and six months ended January 31, 2018, as well as adjusted our U.S. net deferred tax asset balance at the lower rates.
At January 31, 2018, we have not completed our accounting for the tax effects of enactment of the Tax Act; however, we have made a reasonable estimate of the effects on our existing deferred tax balances. For deferred tax balances we recognized a provisional charge of $39 million, which is included as a component of our income tax provision for the three and six months ended January 31, 2018.
Current quarter and year to date income tax and effective tax rates
For the three and six months ended January 31, 2018, we recognized excess tax benefits on share-based compensation of $8 million and $33 million in our provision for income taxes. These amounts include the impact of the Tax Act’s U.S. statutory federal corporate tax rate reduction on the benefit that we recorded in our first quarter. For the three and six months ended January 31, 2017, we recognized excess tax benefits on share-based compensation of $7 million and $26 million in our provision for income taxes.
We recorded a tax provision of $40 million on income of $19 million for the three months ended January 31, 2018. As a result of the lower enacted tax rate, the tax provision for the three months ended January 31, 2018 includes a charge of $4 million to reduce the tax benefit recorded in the first quarter of fiscal 2018 which was calculated at the higher effective tax rate. We recorded a tax benefit of $2 million on a loss of $40 million for the six months ended January 31, 2018. Excluding the $4 million charge and the discrete tax items primarily related to the re-measurement of our net deferred tax asset balance and the share-based compensation tax benefits mentioned above, our effective tax rate for the three and six months ended January 31, 2018 was 27% and did not differ significantly from the federal statutory rate of 26.9%.
We recorded a tax benefit of $3 million on income of $10 million for the three months ended January 31, 2017. Our effective tax rate for the six months ended January 31, 2017 was approximately 72%. Excluding discrete tax items primarily related to share-based compensation tax benefits, our effective tax rate for both periods was 34% and did not differ significantly from the federal statutory rate of 35%.

TABLE B1
INTUIT INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
TO MOST DIRECTLY COMPARABLE GAAP FINANCIAL MEASURES
(In millions, except per share amounts)
(Unaudited)

	Fiscal 2018
	Q1	Q2	Q3	Q4	Year to Date
GAAP operating income (loss)	$(57)	$20	$—	$—	$(37)
Amortization of acquired technology	2	3	—	—	5
Amortization of other acquired intangible assets	1	1	—	—	2
Professional fees for business combinations	—	2	—	—	2
Share-based compensation expense	97	94	—	—	191
Non-GAAP operating income (loss)	$43	$120	$—	$—	$163

GAAP net income (loss)	$(17)	$(21)	$—	$—	$(38)
Amortization of acquired technology	2	3	—	—	5
Amortization of other acquired intangible assets	1	1	—	—	2
Professional fees for business combinations	—	2	—	—	2
Share-based compensation expense	97	94	—	—	191
Net (gain) loss on debt securities and other investments	2	2	—	—	4
Tax Act [A]	—	39	—	—	39
Other income tax effects and adjustments [A]	(56)	(29)	—	—	(85)
Non-GAAP net income (loss)	$29	$91	$—	$—	$120

GAAP diluted net income (loss) per share	$(0.07)	$(0.08)	$—	$—	$(0.15)
Amortization of acquired technology	0.01	0.01	—	—	0.02
Amortization of other acquired intangible assets	—	—	—	—	0.01
Professional fees for business combinations	—	0.01	—	—	0.01
Share-based compensation expense	0.38	0.36	—	—	0.73
Net (gain) loss on debt securities and other investments	0.01	0.01	—	—	0.02
Tax Act [A]	—	0.15	—	—	0.15
Other income tax effects and adjustments [A]	(0.22)	(0.11)	—	—	(0.33)
Non-GAAP diluted net income (loss) per share	$0.11	$0.35	$—	$—	$0.46

Shares used in GAAP diluted per share calculation	256	256	—	—	256

Shares used in non-GAAP diluted per share calculation	259	260	—	—	260
[A]    As discussed in “About Non-GAAP Financial Measures - Income Tax Effects and Adjustments” following Table E, our non-GAAP tax rate eliminates the effects of non-recurring and period specific items. The Tax Act adjustment relates to the provisional discrete tax expense for the re-measurement of net deferred tax asset balance at the enacted lower tax rates. Other adjustments consist primarily of the tax adjustments related to the non-GAAP pre-tax adjustments and the excess tax benefits on share-based compensation.
See “About Non-GAAP Financial Measures” immediately following Table E for information on these measures, the items excluded from the most directly comparable GAAP measures in arriving at non-GAAP financial measures, and the reasons management uses each measure and excludes the specified amounts in arriving at each non-GAAP financial measure.

TABLE B2
INTUIT INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
TO MOST DIRECTLY COMPARABLE GAAP FINANCIAL MEASURES
(In millions, except per share amounts)
(Unaudited)

	Fiscal 2017
	Q1	Q2	Q3	Q4	Full Year
GAAP operating income (loss)	$(61)	$22	$1,444	$(10)	$1,395
Amortization of acquired technology	3	3	3	3	12
Amortization of other acquired intangible assets	1	—	1	—	2
Share-based compensation expense	89	81	71	85	326
Non-GAAP operating income (loss)	$32	$106	$1,519	$78	$1,735

GAAP net income (loss)	$(30)	$13	$964	$24	$971
Amortization of acquired technology	3	3	3	3	12
Amortization of other acquired intangible assets	1	—	1	—	2
Share-based compensation expense	89	81	71	85	326
Net (gain) loss on debt securities and other investments	1	6	1	1	9
Income tax effects and adjustments [A]	(49)	(36)	(25)	(60)	(170)
Non-GAAP net income (loss)	$15	$67	$1,015	$53	$1,150

GAAP diluted net income (loss) per share	$(0.12)	$0.05	$3.70	$0.09	$3.72
Amortization of acquired technology	0.01	0.01	0.01	0.01	0.05
Amortization of other acquired intangible assets	0.01	—	0.01	—	0.01
Share-based compensation expense	0.34	0.31	0.27	0.33	1.25
Net (gain) loss on debt securities and other investments	0.01	0.03	0.01	—	0.03
Income tax effects and adjustments [A]	(0.19)	(0.14)	(0.10)	(0.23)	(0.65)
Non-GAAP diluted net income (loss) per share	$0.06	$0.26	$3.90	$0.20	$4.41

Shares used in GAAP diluted per share calculation	258	260	260	261	261

Shares used in non-GAAP diluted per share calculation	261	260	260	261	261
[A]    As discussed in “About Non-GAAP Financial Measures - Income Tax Effects and Adjustments” following Table E, our long-term non-GAAP tax rate eliminates the effects of non-recurring and period specific items. Consequently, our non-GAAP results have been adjusted to exclude the the excess tax benefits related to share-based compensation. See note B to Table A for more information.
See “About Non-GAAP Financial Measures” immediately following Table E for information on these measures, the items excluded from the most directly comparable GAAP measures in arriving at non-GAAP financial measures, and the reasons management uses each measure and excludes the specified amounts in arriving at each non-GAAP financial measure.

TABLE C
INTUIT INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)
(Unaudited)

	January 31, 2018	July 31, 2017
ASSETS
Current assets:
Cash and cash equivalents	$478	$529
Investments	248	248
Accounts receivable, net	532	103
Income taxes receivable	33	63
Prepaid expenses and other current assets	189	100
Current assets before funds held for customers	1,480	1,043
Funds held for customers	422	372
Total current assets	1,902	1,415

Long-term investments	28	31
Property and equipment, net	984	1,030
Goodwill	1,615	1,295
Acquired intangible assets, net	75	22
Long-term deferred income taxes	132	132
Other assets	162	143
Total assets	$4,898	$4,068

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term debt	$690	$50
Accounts payable	343	157
Accrued compensation and related liabilities	206	300
Deferred revenue	1,120	887
Other current liabilities	251	178
Current liabilities before customer fund deposits	2,610	1,572
Customer fund deposits	422	372
Total current liabilities	3,032	1,944

Long-term debt	413	438
Long-term deferred revenue	170	202
Other long-term obligations	126	130
Total liabilities	3,741	2,714

Stockholders’ equity	1,157	1,354
Total liabilities and stockholders’ equity	$4,898	$4,068

TABLE D
INTUIT INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Six Months Ended
	January 31, 2018	January 31, 2017
Cash flows from operating activities:
Net loss	$(38)	$(17)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	117	101
Amortization of acquired intangible assets	10	11
Share-based compensation expense	191	170
Deferred income taxes	(1)	(31)
Other	7	7
Total adjustments	324	258
Changes in operating assets and liabilities:
Accounts receivable	(428)	(413)
Income taxes receivable	31	(21)
Prepaid expenses and other assets	(66)	(58)
Accounts payable	176	93
Accrued compensation and related liabilities	(89)	(83)
Deferred revenue	196	250
Other liabilities	68	78
Total changes in operating assets and liabilities	(112)	(154)
Net cash provided by operating activities	174	87
Cash flows from investing activities:
Purchases of corporate and customer fund investments	(137)	(201)
Sales of corporate and customer fund investments	68	316
Maturities of corporate and customer fund investments	66	79
Net change in cash and cash equivalents held to satisfy customer fund obligations	(49)	(20)
Net change in customer fund deposits	49	20
Purchases of property and equipment	(77)	(132)
Acquisitions of businesses, net of cash acquired	(362)	—
Other	(44)	(19)
Net cash provided by (used in) investing activities	(486)	43
Cash flows from financing activities:
Proceeds from borrowings under revolving credit facility	800	150
Repayments on borrowings under revolving credit facilities	(160)	—
Repayment of term loan	(25)	—
Proceeds from issuance of stock under employee stock plans	150	86
Payments for employee taxes withheld upon vesting of restricted stock units	(49)	(51)
Cash paid for purchases of treasury stock	(253)	(383)
Dividends and dividend rights paid	(205)	(177)
Net cash provided by (used in) financing activities	258	(375)
Effect of exchange rates on cash and cash equivalents	3	(1)
Net decrease in cash and cash equivalents	(51)	(246)
Cash and cash equivalents at beginning of period	529	638
Cash and cash equivalents at end of period	$478	$392

TABLE E
INTUIT INC.
RECONCILIATION OF FORWARD-LOOKING GUIDANCE FOR NON-GAAP FINANCIAL MEASURES
TO PROJECTED GAAP REVENUE, OPERATING INCOME, AND EPS
(In millions, except per share amounts)
(Unaudited)

	Forward-Looking Guidance
	GAAP Range of Estimate				Non-GAAP Range of Estimate
	From	To	Adjmts		From	To
Three Months Ending April 30, 2018
Revenue	$2,785	$2,835	$—		$2,785	$2,835
Operating income	$1,535	$1,555	$100	[a]	$1,635	$1,655
Diluted earnings per share	$4.32	$4.37	$0.25	[b]	$4.57	$4.62

Twelve Months Ending July 31, 2018
Revenue	$5,640	$5,740	$—		$5,640	$5,740
Operating income	$1,485	$1,535	$400	[c]	$1,885	$1,935
Diluted earnings per share	$4.20	$4.30	$1.10	[d]	$5.30	$5.40
See “About Non-GAAP Financial Measures” immediately following this Table E for information on these measures, the items excluded from the most directly comparable GAAP measures in arriving at non-GAAP financial measures, and the reasons management uses each measure and excludes the specified amounts in arriving at each non-GAAP financial measure.

[a]
Reflects estimated adjustments for share-based compensation expense of approximately $94 million; amortization of acquired technology of approximately $5 million; and amortization of other acquired intangible assets of approximately $1 million.

[b]	Reflects the estimated adjustments in item [a], income taxes related to these adjustments, and other income tax effects related to the use of the non-GAAP tax rate.

[c]
Reflects estimated adjustments for share-based compensation expense of approximately $379 million; amortization of acquired technology of approximately $15 million; amortization of other acquired intangible assets of approximately

$4 million; and professional fees for business combinations of approximately $2 million.

[d]
Reflects the estimated adjustments in item [c], income taxes related to these adjustments, and other income tax effects related to the use of the non-GAAP tax rate. Includes provisional tax charge for the re-measurement of our net deferred tax asset balance at the enacted lower tax rates.

INTUIT INC.
ABOUT NON-GAAP FINANCIAL MEASURES

The accompanying press release dated February 22, 2018 contains non-GAAP financial measures. Table B1, Table B2 and Table E reconcile the non-GAAP financial measures in that press release to the most directly comparable financial measures prepared in accordance with Generally Accepted Accounting Principles (GAAP). These non-GAAP financial measures include non-GAAP operating income (loss), non-GAAP net income (loss) and non-GAAP net income (loss) per share.

Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. These non-GAAP financial measures do not reflect a comprehensive system of accounting, differ from GAAP measures with the same names, and may differ from non-GAAP financial measures with the same or similar names that are used by other companies.

We compute non-GAAP financial measures using the same consistent method from quarter to quarter and year to year. We may consider whether other significant items that arise in the future should be excluded from our non-GAAP financial measures.

We exclude the following items from all of our non-GAAP financial measures:

•	Share-based compensation expense

•	Amortization of acquired technology

•	Amortization of other acquired intangible assets

•	Goodwill and intangible asset impairment charges

•	Gains and losses on disposals of businesses and long-lived assets

•	Professional fees for business combinations

We also exclude the following items from non-GAAP net income (loss) and diluted net income (loss) per share:

•	Gains and losses on debt and equity securities and other investments

•	Income tax effects and adjustments

•	Discontinued operations

We believe that these non-GAAP financial measures provide meaningful supplemental information regarding Intuit’s operating results primarily because they exclude amounts that we do not consider part of ongoing operating results when planning and forecasting and when assessing the performance of the organization, our individual operating segments, or our senior management. Segment managers are not held accountable for share-based compensation expense, amortization, or the other excluded items and, accordingly, we exclude these amounts from our measures of segment performance. We believe that our non-GAAP financial measures also facilitate the comparison by management and investors of results for current periods and guidance for future periods with results for past periods.

The following are descriptions of the items we exclude from our non-GAAP financial measures.

Share-based compensation expenses. These consist of non-cash expenses for stock options, restricted stock units, and our Employee Stock Purchase Plan. When considering the impact of equity awards, we place greater emphasis on overall shareholder dilution rather than the accounting charges associated with those awards.

Amortization of acquired technology and amortization of other acquired intangible assets. When we acquire an entity, we are required by GAAP to record the fair values of the intangible assets of the entity and amortize them over their useful lives. Amortization of acquired technology in cost of revenue includes amortization of software and other technology assets of acquired entities. Amortization of other acquired intangible assets in operating expenses includes amortization of assets such as customer lists, covenants not to compete, and trade names.

Goodwill and intangible asset impairment charges. We exclude from our non-GAAP financial measures non-cash charges to adjust the carrying value of goodwill and other acquired intangible assets to their estimated fair values.

Gains and losses on disposals of businesses and long-lived assets. We exclude from our non-GAAP financial measures gains and losses on disposals of businesses and long-lived assets because they are unrelated to our ongoing business operating results.

Professional fees for business combinations. We exclude from our non-GAAP financial measures the professional fees we incur to complete business combinations. These include investment banking, legal, and accounting fees.

Gains and losses on debt and equity securities and other investments. We exclude from our non-GAAP financial measures gains and losses that we record when we sell or impair available-for-sale debt and equity securities and other investments.

Income tax effects and adjustments. In our fiscal 2017 and the first quarter of our fiscal 2018 we used a long-term non-GAAP tax rate for evaluating operating results and for planning, forecasting, and analyzing future periods. This long-term non-GAAP tax rate excluded the income tax effects of the non-GAAP pre-tax adjustments described above, and eliminates the effects of non-recurring and period specific items which can vary in size and frequency. Based on our long-term projections at that time we used a long-term non-GAAP tax rate of 33%. This rate was consistent with the average of our normalized fiscal year tax rate over a four year period that included the past three fiscal years plus the current fiscal year forecast.
In the second quarter of our fiscal 2018, we revised our estimated annual effective non-GAAP tax rate to reflect a change in the U.S. federal statutory rate, as a result of the 2017 Tax Cuts and Jobs Act (the “Tax Act”). The federal statutory rate change, to 21%, is effective January 1, 2018, and therefore, the change will result in a blended U.S. federal statutory rate of 26.9% for our fiscal year 2018. Effective in the second quarter of fiscal 2018, we have applied an effective non-GAAP tax rate of 27% to our year to date pre-tax income, after the elimination of the effects of the non-GAAP adjustments to our operating results described above. Because of the transitional impact of the Tax Act provisions, the fiscal 2018 non-GAAP tax rate is based on our current year forecast only, without reference to long-term forecasts. This non-GAAP tax rate excludes the income tax effects of the non-GAAP pre-tax adjustments described above, and eliminates the effects of non-recurring and period specific items.
We will fully benefit from the U.S. federal statutory rate change in our fiscal year 2019. We expect to use the long-term non-GAAP tax rate for fiscal 2019, once the Tax Act’s provisions are in full effect and consistent for the periods included in the long-term forecast.
We evaluate the non-GAAP tax rate on an annual basis and whenever any significant events occur which may materially affect this rate. This non-GAAP tax rate could be subject to change for various reasons including significant changes in our geographic earnings mix or fundamental tax law changes in major jurisdictions in which we operate.

Operating results and gains and losses on the sale of discontinued operations. From time to time, we sell or otherwise dispose of selected operations as we adjust our portfolio of businesses to meet our strategic goals. In accordance with GAAP, we segregate the operating results of discontinued operations as well as gains and losses on the sale of these discontinued operations from continuing operations on our GAAP statements of operations but continue to include them in GAAP net income or loss and net income or loss per share. We exclude these amounts from our non-GAAP financial measures.

The reconciliations of the forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures in Table E include all information reasonably available to Intuit at the date of this press release. These tables include adjustments that we can reasonably predict. Events that could cause the reconciliation to change include acquisitions and divestitures of businesses, goodwill and other asset impairments, sales of available-for-sale debt securities and other investments, and disposals of businesses and long-lived assets.